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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549





                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MAY 11, 2000



                         CHEQUEMATE INTERNATIONAL, INC.
               (Exact name of registrant as specified in charter)



         UTAH                         001-15043                 76-0279816
----------------------------   ------------------------       -------------
(State or other jurisdiction   (Commission File Number)       (IRS Employer
      of incorporation)                                     Identification No.)


             330 WASHINGTON BLVD., MARINA DEL REY, CALIFORNIA 90292
             ------------------------------------------------------
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (310) 306-6666



                         Exhibit Index Begins on Page 4

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ITEM 5.           Other Events

A.  SALE OF COMMON STOCK

On May 10, 2000, Chequemate International, Inc. (the "Company") consummated a Common Stock Purchase Agreement with a single Accredited Investor located offshore. The purchaser acquired restricted shares of the Company's Common Stock (the "Shares") for which it paid $2,800,000. This sum was paid in full on May 11, 2000.

In addition, the purchaser was issued 134,292 warrants to acquire the Company's Common Stock, at an exercise price of $6.25 per share, with a term extending through May 10, 2005. The warrants contain various anti-dilution protection provisions, provide for cashless exercise, and contain various other provisions.

The number of Shares acquired by the purchaser for the $2,800,000 consideration was initially set at 671,463 shares, but the number of shares to be issued may be increased depending upon future price performance of the Company's publicly traded common stock. The Agreement fixed an initial closing price of $4.17, which represented 80% of the average closing bid price for the Company's Common Stock for the ten consecutive business days immediately prior to the closing. If the average closing bid price for the Company's stock (as defined in the Agreement) for any five business days during a 20 day period which commences on July 10, 2000 (or sooner), is not equal to or greater than $5.00 (120% of the initial closing price), then one-third of the initial shares will be repriced with the result that additional shares will be issued to the purchaser in accord with a formula set out in the Agreement.

There is a similar repricing of a second one-third of the initial shares, if the average closing bid price during a second 20 day period immediately following the first period, does not equal $5.22 (125% of the initial closing price). There is a third repricing of third 1/3 of the initial shares, if the average closing bid during a third 20 day period immediately following the second repricing period, does not equal at least $5.42 (130% of the initial closing price). The obligation to issue additional shares to the purchaser is capped (subject to certain limitations), in that when added together, the initial shares, all additional shares issued under the repricing formula, and all shares issuable upon exercise of the purchaser's warrants, may not exceed in the aggregate 9.99% of the outstanding shares of the Company's common stock.

The Purchase Agreement precludes the Company from issuing shares or options to acquire its shares without consent of the Purchaser over certain specified periods and subject to certain exceptions and conditions. The Company is obligated under the Purchase Agreement to file a Registration Statement covering the Shares no later than July 10, 2000, and to use its reasonable efforts to make the Registration Statement effective, no later than August 8, 2000 (or sooner under certain circumstances). The


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Company is obligated to make substantial default cash payments to the purchaser based upon formula set out in a Registration Rights Agreement if these obligations are not met on the dates indicated.

The Company will use the $2,800,000 received as a result of this transaction for general working capital purposes.

The terms of the transaction summarized in part above, are qualified in all respects by reference to the actual Agreements which are attached hereto as Exhibits, and by this reference incorporated herein.

B.  CONVERSION OF DEBT INTO CONVERTIBLE LINE OF CREDIT PROMISSORY NOTES

On May 24, 2000, the Company executed twelve separate Convertible Line of Credit Promissory Notes, formalizing $3,020,000.00 in debt loaned to the Company in 1999. The notes are due and payable on April 1, 2001. Each Note bears interest at the rate of 12%. Each Note is secured by a lien on the Company's assets. Each note is convertible into the Company's common stock (at $1.00 per share) and preferred stock (at face value) in a ratio of 43 1/3% common and 56 2/3% preferred. The preferred stock can be issued only if and when the shareholders approve amendment of the Company's Articles of Incorporation to create the Preferred Stock. The preferred stock will not be convertible, and is to bear interest at commercially reasonable rates.

The terms of the transaction summarized in part above, are qualified in all respects by reference to the actual Agreements which are attached hereto as Exhibits, and by this reference incorporated herein.

C.  ISSUANCE OF NEW CONVERTIBLE LINE OF CREDIT NOTES

On May 24, 2000, the Company executed two separate Convertible Line of Credit Promissory Notes, each for $1,000,000.00, and each bearing interest at the rate of 12% and due May 1, 2001. Each Note is secured by a lien on the Company's assets. The Company will receive $2,000,000.00 in loan funds as a result of the transaction.

Each note is convertible into restricted shares of the company's common stock at one-half of the market value, but not less than $2.00 per share. Each Note is to be accompanied by a warrant to purchase 200,000 shares of common stock at $1.00 per share, with a term expiring on May 24, 2005, and containing various anti-dilution and other provisions.

The terms of the transaction summarized in part above, are qualified in all respects


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by reference to the actual Agreements which are attached hereto as Exhibits, and by this reference incorporated herein.

ITEM 7.           Financial Statements and Exhibits

         (c) Exhibits. The following documents are filed as exhibits to the report:

                  A

                  (10.1)  Stock Purchase Agreement with Crooks Hollow Road, LLC

                  (10.2)  Registration Rights Agreement for Crooks Hollow
                  Road, LLC

                  (10.3) Warrant in favor of Crooks Hollow Road, LLC

                  B

                  (10.4) Twelve Convertible Line of Credit Promissory Notes aggregating $3,020,000.00.

                  C

                  (10.5) Two Convertible Line of Credit Promissory Notes aggregating $2,000,000.00.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.

DATED this 25th day of May, 2000.

CHEQUEMATE INTERNATIONAL, INC.


By   /s/ J. MICHAEL HEIL
   --------------------------
     J. Michael Heil
     Chief Executive Officer


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